                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

              Date of Report (Date of earliest event reported):

                               December 6, 1994

                          NOBLE DRILLING CORPORATION
            (Exact name of registrant as specified in its charter)


Delaware                          0-13857                   73-0374541
(State or other                   (Commission               (IRS Employer
jurisdiction of                   File Number)              Identification No.)
incorporation)

            10370 Richmond Avenue, Suite 400, Houston, Texas 77042
            (Address of principal executive offices)    (Zip Code)


             Registrant's telephone number, including area code:


                                (713) 974-3131

Item 5.  Other Events.

        On September 15, 1994, Chiles Offshore Corporation ("Chiles"), a Delaware corporation, merged (the "Merger") with and into Noble Offshore Corporation ("NOC"), a Delaware corporation and a wholly owned subsidiary of Noble Drilling Corporation ("Noble Drilling"), a Delaware corporation, pursuant to the terms of the Agreement and Plan of Merger dated June 13, 1994 among Noble Drilling, Chiles, and NOC. The Merger was accounted for as a pooling of interests and as such, Noble Drilling's historical financial statements and all other financial data have been restated to give effect to the Merger as if the Merger had been in effect for all periods presented. For the information of security holders of Noble Drilling, Noble Drilling is filing herein the following Restated Selected Financial Data, Restated Management's Discussion and Analysis of Financial Condition and
Results of Operations, and Restated Consolidated Financial Statements of Noble Drilling and its subsidiaries. For additional information regarding the basis of presentation of the financial information included herein, see Note 1 of the Notes to Restated Consolidated Financial Statements below.

RESTATED SELECTED FINANCIAL DATA

                                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------------------------------
                                                    1993 (1)          1992            1991           1990            1989
                                                   -----------     -----------     -----------    -----------     -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA (2)
Operating revenues (3)                             $   264,531     $   184,166     $   230,151    $   181,831     $   129,704
Operating costs (4)                                    178,684         135,252         179,490        151,445         104,774
Depreciation and amortization                           28,886          27,248          30,052         18,420          15,532
Selling, general and administrative                     28,284          30,716          32,684         20,734          21,310
Asset write-downs (5)                                                   21,120           5,000
Other (6)                                                 (232)             89           6,212          (185)             814
                                                   -----------     -----------     -----------    -----------     -----------
Operating income (loss)                                 28,909         (30,259)        (23,287)        (8,583)        (12,726)
Interest expense                                        (8,038)        (13,274)        (20,411)        (6,665)        (10,980)
Interest income                                          2,497           3,276           2,155          3,797           1,432
Loss from unconsolidated affiliate                        (142)           (110)
Other, net                                               1,189           3,785           4,786          1,148           2,457
                                                   -----------     -----------     -----------    -----------     -----------
Income (loss) from continuing
  operations before income taxes and
  extraordinary item                                    24,415         (36,582)        (36,757)       (10,303)        (19,817)
Income tax provision                                    (3,333)         (3,396)         (2,417)        (1,211)           (796)
                                                   -----------     -----------     -----------    -----------     -----------
Income (loss) from continuing operations                21,082         (39,978)        (39,174)       (11,514)        (20,613)
Discontinued operations                                                 (3,372)         (1,815)             1            (449)
Extraordinary item (7)                                   1,770                           4,978                         21,887
                                                   -----------     -----------     -----------    -----------     -----------
Net income (loss)                                       22,852         (43,350)        (36,011)       (11,513)            825
Preferred stock dividends                               (7,936)         (6,728)           (721)
                                                   -----------     -----------     -----------    -----------     -----------
Net income (loss) applicable to common shares      $    14,916     $   (50,078)    $   (36,732)   $   (11,513)    $       825
                                                   ===========     ===========     ===========    ===========     ===========
Net income (loss) per common share (8)(9)          $      0.22     $     (1.05)    $     (0.81)   $     (0.31)    $      0.03
Weighted average common shares outstanding              66,923          47,762          45,554         36,854          23,939

BALANCE SHEET DATA (AT END OF PERIOD)
Working capital (deficit) (3)(10)                  $   150,535     $    42,993     $    (3,239)   $    54,187     $    31,100
Property and equipment, net                        $   482,029     $   338,382     $   384,182    $   343,875     $   164,421
Total assets                                       $   696,553     $   456,529     $   560,987    $   474,431     $   238,619
Long-term debt (10)                                $   127,144     $    87,280     $    73,145    $   127,008     $    37,543
Total debt (10)(11)(12)                            $   127,690     $   114,477     $   182,784    $   146,143     $    39,990
Shareholders' equity                               $   516,770     $   301,634     $   324,367    $   289,335     $   156,873

OTHER DATA
Cash dividends per common share                    $         0     $         0     $         0    $         0     $         0
Capital expenditures                               $   173,501     $     5,997     $   129,986    $   201,208     $     8,541

    (1) Effective during the quarter ended March 31, 1993, the Company's international subsidiaries began reporting their financial results on a current rather than a month-lag basis. This change resulted in the inclusion of the December 1992 operating results of such international subsidiaries in the operating results of the Company for the first quarter of 1993. Revenues and net income for this additional one-month period were $7,687,000 and $140,000, respectively, and are not considered material to the Company's overall results of operations.

    (2) The statement of operations data for all periods contain certain reclassifications to the data presented in the past to conform to the classifications used in the 1993 consolidated financial statements.

    (3) Includes the effect of the October 7, 1993 acquisition of nine offshore rigs and associated assets (the "Western Acquisition") from the Western Company of North America for $150,000,000 in cash. The Company financed the Western Acquisition through public offerings of 12,041,000 shares of Noble Common Stock at $8.375 per share and $125,000,000 principal amount of Noble Drilling's 9 1/4% Senior Notes Due 2003.

    (4) Consists of operating costs and expenses other than depreciation, selling, general and administrative, minority interest, restructuring charges and write-down of assets charges.

    (5) Consists of provisions which were made to reduce rig carrying values to their estimated recoverable values in 1992 and 1991 of $21.1 million and $5.0 million, respectively. See Note 1 of Notes to the Supplemental Consolidated Financial Statements included elsewhere herein.

    (6) Consists of minority interest in 1993 and 1992, restructuring costs of $6,134,000 and a minority interest of $78,000 in 1991, and a minority interest in 1990.

    (7) Consists of a gain on extinguishment of debt in 1993, a gain on an insurance settlement in 1991 and a $1,784,000 gain on an insurance settlement and $1,864,000 gain on a debt restructuring in 1989. Also, includes a significant financing transaction undertaken by Chiles in December 1989, which substantially reduced all of Chiles' existing long-term debt at a discount, resulting in an extraordinary gain of $18.2 million.

    (8) Includes the effect of accretion on the stock subject to put option, which is charged to retained earnings and not reflected in the amount of net loss applicable to common shares for each applicable period. The amount of the accretion was $92,000, $591,000 and $776,000 for the years ended December 31, 1991, 1990 and 1989, respectively.

    (9) Income (loss) applicable to common shares per share before extraordinary item was $.20, $(.92) and $(.88) for the years ended December 31, 1993, 1991 and 1989, respectively. Loss per common share from discontinued operations was $(.07), $(.04) and $(.02) for the years ended December 31, 1992, 1991 and 1989, respectively.

    (10) Chiles reclassified $50.5 million of its outstanding indebtedness from long-term to current liabilities in 1991. This reclassification was made because as of December 31, 1991, Chiles anticipated not being able to remain in compliance, and subsequently was not able to remain in compliance, with all of the terms of its debt agreements. See Note 2 of Notes to the Consolidated Financial Statements.

    (11) Consists of short-term debt to banks, current installments of long-term debt and long-term debt.

    (12) As discussed further in Restated Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 5 of Notes to Consolidated Financial Statements included elsewhere herein, Chiles completed an offering of preferred stock during October 1993 which resulted in net proceeds to Chiles of $96.5 million. Chiles used approximately $45.2 million of such proceeds to repay all of its outstanding indebtedness, including prepayments of principal of $44.3 million. The remaining net proceeds were invested in cash and cash equivalents and marketable securities as of December 31, 1993.

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Noble Drilling Corporation ("Noble Drilling") was organized as a Delaware corporation in 1939. Noble Drilling and its predecessors have been engaged in the contract drilling of oil and gas wells for others domestically since 1921 and internationally during various periods since 1939. As used herein, unless otherwise required by the context, the term "Noble Drilling" refers to Noble Drilling Corporation and the term "Company" refers to Noble Drilling and its consolidated subsidiaries (including Chiles, as described below).

         On September 15, 1994, the Company completed the merger of Chiles Offshore Corporation ("Chiles") into Noble Offshore Corporation ("NOC"), a wholly owned subsidiary of Noble Drilling. The merger was accounted for as a pooling of interests. The consolidated financial statements and information reflect the restatement of the Company's historical financial statements to reflect the merger of Chiles as a pooling of interests as of the beginning of the earliest year presented and will represent the Company's historical financial statements in the future. All Chiles common stock amounts are presented on an equivalent Noble Drilling common stock basis.

         The following discussion is intended to assist in understanding the Company's financial position as of December 31, 1993 and 1992 and its results of operations for each of the three years in the period ended December 31, 1993. Reference is also made to the Consolidated Financial Statements and the Notes thereto, included elsewhere herein, which should be read in conjunction with this discussion.

OUTLOOK

         The Company's operating strategy has been to pursue drilling opportunities in the U. S. and in the various international markets. Worldwide drilling conditions vary substantially from region to region, however, the Company operates in most markets where there is a demand for offshore and land drilling rigs. In response to depressed conditions within the U. S. market, in 1991, the Company mobilized appropriate drilling units to markets with increasing activity levels. Conditions in the U.S. market remained depressed through the summer of 1992, primarily due to continued depressed natural gas prices and an oversupply of rigs. During late 1992, U. S. natural gas prices improved, resulting in greater demand and higher dayrates for drilling rigs. During 1993, U. S. markets continued to be strong while some international markets weakened due to political unrest and weak worldwide oil prices. As a result of declining international rig demand and improved market conditions in the U.S. Gulf, many contractors mobilized rigs from international markets back to the U.S. Gulf in late 1993 and early 1994. The increased supply of drilling rigs in the U.S. Gulf has more than offset the increased level of rig demand
during 1994, causing dayrates to deteriorate.   The Company believes that
absent an improvement in rig demand outside the U.S. Gulf, additional rigs may be moved to the U.S. Gulf, which would increase pressure for lower dayrates and could adversely affect the utilization levels of the Company's rig fleet.

         The international offshore markets are generally weaker than the Gulf of Mexico. Specifically, on the West Coast of Africa, political unrest and lower oil prices have reduced the demand for drilling equipment. Management anticipates that the international market conditions should improve in 1995, assuming improved political conditions in West Africa and a reduction in OPEC production levels. However, there can be no assurances that operating areas on the West Coast of Africa will stabilize politically or that oil prices will strengthen.

1993 RIG ACQUISITIONS

         The Company acquired nine offshore jackup drilling rigs and associated drilling assets (the "Western Acquisition") from The Western Company of North America ("Western") on October 7, 1993. The Western Acquisition increased the number of independent leg jackup rigs owned by the Company from eight to fifteen, strengthened the Company's operations in the Gulf of Mexico and Nigeria, and diversified the Company's operations into Venezuela and Zaire.

         On October 25, 1993, the Company purchased two submersible offshore drilling rigs from Portal Rig Corporation ("Portal"). The two rigs are currently stacked in the Gulf of Mexico. It is anticipated that these rigs will require an aggregate of approximately $6,000,000 in capital expenditures to reactivate. The Company plans to reactivate the rigs when market conditions warrant.

         The offshore contract drilling industry remains highly fragmented in the markets in which the Company operates. From time to time, the Company has had discussions with third parties regarding asset acquisitions or possible business combinations. The Company intends to pursue possible acquisitions and/or business combinations, if prudent.

PURCHASE OF TRITON ENGINEERING SERVICES COMPANY

         On January 19, 1994, the Company signed a letter of intent for the acquisition of all of the outstanding common stock of Triton Engineering Services Company ("Triton"), then a privately held corporation, which is engaged, through its subsidiaries, in providing engineering, consulting and "turnkey" drilling services. Triton also manufactures and rents oilfield equipment to the oil and gas industry. The acquisition was subject to a number of conditions, including the execution of a definitive agreement, approval by Noble Drilling's board of directors and receipt of all necessary governmental and third party approvals and consents. On April 22, 1994, the acquisition of Triton was consummated.

LIQUIDITY AND CAPITAL RESOURCES

        The Company had working capital of $150.5 million and $43.0 million as of December 31, 1993 and December 31, 1992, respectively. The increase in working capital of $107.5 million was primarily due to the completion of a preferred stock offering by Chiles, the Company's debt and stock offering (see
Note 3 of Notes to Supplemental Consolidated Financial Statements included elsewhere herein) and cash provided by operations of $34.8 million. Chiles completed a preferred stock offering in October of 1993, which resulted in net proceeds of $96.5 million in cash. These proceeds were used by Chiles to retire all outstanding indebtedness to secured lenders amounting to $49.5 million and prepay a zero coupon unsecured note of $4.6 million. The remaining proceeds were placed into working capital for future capital expenditures and operations.

         The Company has and continues to have cash requirements for capital expenditures, debt and principal payments, and preferred dividends, when and if declared. In 1994, debt and principal payments are estimated to be approximately $546,000. Cumulative dividends on Noble Drilling's $2.25 convertible exchangeable preferred stock and $1.50 convertible preferred stock for 1994 are approximately $6.7 million and $6.1 million, respectively, for aggregate dividends of approximately $12.8 million. Noble Drilling's $2.25 convertible exchangeable preferred stock is redeemable by the Company on and after December 31, 1994. Assuming the full redemption of Noble Drilling's $2.25 convertible exchangeable preferred stock on December 31, 1994, and related assumed full conversion on December 30, 1994, no dividends would be payable or paid on such series of preferred stock for the fourth quarter of 1994. Based on such assumptions, dividends on the $2.25 convertible exchangeable preferred stock for 1994 would be approximately $5.0 million, and total preferred dividends for 1994 would be approximately $11.1 million. The Company expects to fund these 1994 obligations, ranging from approximately $11.6 to $13.3 million, out of cash and short-term investments as well as cash expected to be provided by operations.

         At December 31, 1993, the Company had planned capital expenditures for 1994 of approximately $83.4 million related to upgrades of several drilling rigs and replacements of equipment and drill pipe. The Company expects to fund these improvements to its assets out of cash provided by operations, to the extent available, and/or existing cash balances. Due to the softening of the markets in which the Company operates, as discussed previously, projected capital expenditures for 1994 are expected to total $50 million.


         Accounts receivable at December 31, 1993 increased from December 31, 1992 primarily due to increased revenues from improved market conditions in the U.S. Gulf of Mexico and the addition of the offshore rigs from Western in October 1993. Other current assets at December 31, 1993 increased from December 31, 1992 principally due to inventories acquired with the Western rigs. Other assets at December 31, 1993 increased from December 31, 1992 principally due to the debt issuance costs of $4.0 million incurred in connection with the issuance of $125.0 million aggregate principal amount of the Company's 9 1/4% Senior Notes Due 2003 (the "Senior Notes") in October 1993.

         Current installments of long-term debt at December 31, 1993 decreased from December 31, 1992 principally due to repayments related to the Company's Nigerian operations (see "Credit Facilities and Long-Term Debt" below).

CREDIT FACILITIES AND LONG-TERM DEBT

         The Company's international subsidiaries have various lines of credit aggregating $7.6 million and letter of credit facilities aggregating $2.0 million, subject to the Company's maintenance of certain levels of collateral, with $5.7 million available under these lines of credit and $1.3 million available to support the issuance of letters of credit at December 31, 1993. Noble Drilling has guaranteed up to $3.0 million of the amounts borrowed under one of the international lines of credit, of which no amount was outstanding at December 31, 1993. No lines of credit were available at December 31, 1993 in the United States. The Company and its wholly owned subsidiary, Noble Drilling (West Africa) Inc. ("NDWA"), were parties to a secured loan agreement (the "Project Loan Agreement") with US WEST Financial Services, Inc. dated as of October 31, 1990, as amended, pursuant to which NDWA borrowed $52.5 million for the purpose of financing in part the equipping, refurbishment, and mobilization to Nigeria of four offshore drilling rigs: the NN-1, which is majority owned through NN-1 Limited Partnership, the Gene Rosser, the Lewis Dugger and the Chuck Syring. On July 7, 1993 the final installment of $6.6 million plus accrued interest was paid in accordance with the terms of the Project Loan Agreement. Interest was charged under the Project Loan Agreement at a fixed rate of 11.12%.

         In connection with the initial construction of the NN-1, the predecessor of NN-1 Limited Partnership issued its U.S. Government Guaranteed Ship Financing Sinking Fund Bonds, of which $2.6 million was outstanding at December 31, 1993. The bonds are secured by the vessel, and the applicable security agreement contains certain restrictions among others, on distributions to partners, dispositions of assets and services to related parties. In addition, there are minimum working capital, net worth and long-term debt to net worth requirements applicable to NN-1 Limited Partnership. The Company's sharing percentage in NN-1 Limited Partnership's distributions from operations is generally 90%.

         The Company's outstanding principal of $38.6 million to Transworld Drilling Company under its promissory note dated November 21, 1991 was prepaid in full on October 14, 1993 with proceeds from the October 7, 1993 public offering of Common Stock and the Senior Notes. An extraordinary gain of $1.8 million for extinguishment of debt was recognized from the prepayment of the note, representing excess accrued interest.

         The Senior Notes will mature on October 1, 2003. Interest on the Senior Notes is payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1994. The Senior Notes are redeemable at the option of the Company, in whole or in part, on or after October 1, 1998 at 103.47% of the principal amount, declining ratably to par on or after October 1, 2001, plus accrued interest. Mandatory sinking fund payments of 25% of the original principal amount of the Senior Notes at par plus accrued interest will be required on October 1, 2001 and October 1, 2002. The indenture governing the Senior Notes contains certain restrictive covenants, including limitations on additional indebtedness and the ability to secure such indebtedness, restrictions on dividends and certain investments, and limitations on sale of assets, sales and leasebacks, transactions with affiliates, and merger or consolidations.

         Minimum principal payments on the long-term debt as described above are $546,000 in 1994, $546,000 in 1995, $546,000 in 1996, $546,000 in 1997,
$506,000 in 1998, and $125.0 million thereafter.

RESULTS OF OPERATIONS

         The following table sets forth selected consolidated financial information of the Company expressed as a pecentage of total operating revenues for the periods indicated.

                                                                      Year Ended December 31,
                                                       -----------------------------------------------------
                                                        1993                   1992                    1991
                                                       ------                 ------                  ------
Operating revenues
    Contract drilling services
         International offshore                          42.7%                  64.8%                   34.6%
         Domestic offshore                               44.6                   22.2                    32.1
         International land                               7.3                    3.1                     9.7
         Domestic land                                    2.8                    5.2                    17.9
    Engineering services                                   .9                    1.8                     3.6
    Other revenues                                        1.7                    2.9                     2.1
                                                       ------                 ------                  ------
                                                        100.0                  100.0                   100.0
Operating costs (1)                                     (67.6)                 (73.5)                  (78.0)
Depreciation and amortization                           (10.9)                 (14.8)                  (13.0)
Selling, general and administrative                     (10.7)                 (16.7)                  (14.2)
Other income (expense), net (2)                            .1                  (11.5)                   (4.9)
                                                       ------                 ------                  ------
Operating income (loss)                                  10.9                  (16.5)                  (10.1)
Interest expense                                         (3.0)                  (7.2)                   (8.9)
Interest income                                            .9                    1.8                      .9
Other, net                                                 .4                    2.0                     2.1
Income tax provision                                     (1.3)                  (1.8)                   (1.1)
Discontinued operations                                                         (1.8)                    (.8)
Extraordinary item                                         .7                                            2.2
                                                       ------                 ------                  ------
Net income (loss)                                         8.6                  (23.5)                  (15.7)
Preferred stock dividends                                (3.0)                  (3.7)                    (.3)
                                                       ------                 ------                  ------
Net income (loss) applicable to common shares             5.6%                 (27.2)%                 (16.0)%
                                                       ======                 ======                  ======

(1) Consists of operating costs and expenses other than depreciation and amortization, selling, general and administrative expense, minority interest, restructuring charges and write-down of assets charges.

(2) Consists of minority interest in 1993, a write-down of assets charge and minority interest in 1992 and a write-down of assets charge, restructuring charge and minority interest in 1991.

1993 COMPARED WITH 1992

         Revenues. During 1993 the Company generated drilling revenues of $264.5 million compared to drilling revenues of $184.2 million during 1992. This 44% increase in drilling revenues in 1993 from 1992 was primarily attributable to an increase in the number of active days worked and an increase in average dayrates earned in the U.S. Gulf of Mexico. The Company's fleet achieved a total of 16,894 active days worked during 1993 as compared to 14,553 active days during 1992. The Company's average dayrate was $15,656 in 1993 as compared to $12,657 in 1992, primarily as a result of higher dayrates and utilization in the U.S. Gulf of Mexico. The increase in revenue was also attributable to the addition of nine jackup drilling rigs from Western in October 1993. The results of operations included a decrease in domestic land revenues of $2.1 million for 1993 from 1992, or 22%, and an increase in international land revenues of $13.5 million for

1993 from 1992, or 235%. Additionally, the Company had a decrease in its international labor contracts on operator-owned rigs to 15 in 1993 from 17 in 1992, and experienced a decline of $1.0 million in its engineering services revenues, primarily due to decreased oil and gas activity in the United Kingdom, resulting from depressed oil prices.

        Operating Costs. Operating costs ("Operating Costs") consist of operating costs and expenses other than depreciation, selling, general and administrative, minority interest, restructuring charges and write-down of assets changes. Operating costs were $178.7 million, or 68% of revenues, during 1993 compared to $135.3 million, or 73% of revenues, in 1992. The Company's operating costs increased $43.4 million as compared to its 1992 operating costs. The increase is primarily attributable to the increase in active days worked as discussed above.

        Depreciation and Amortization Expense. Depreciation and amortization expenses were $28.9 million in 1993 as compared to $27.2 million in 1992. The increase of $1.7 million is primarily attributable to the capital expenditures incurred near the end of 1992. These capital expenditures included upgraded equipment on reactivated offshore drilling units, purchases of drill pipe put into service in 1993 and addition of topdrives to some of the mobile offshore drilling units.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses were $28.3 million during 1993 as compared to $30.7 million in 1992.

        Interest (Income) Expense. Interest expense, net of interest income, was $5.5 million in 1993 as compared to net interest expense of $10.0 million in 1992. The decrease in net interest expense of $4.5 million was primarily attributable to lower outstanding average borrowings, lower average interest rates on outstanding borrowings, the elimination of long-term indebtedness by Chiles and interest income earned on Chiles' net cash proceeds of a preferred stock offering completed in October of 1993.

        Provision for Income Taxes. Provisions for income taxes of $3.3 million and $3.4 million were recorded in 1993 and 1992, respectively, primarily related to the Company's operations in Nigeria and Venezuela.

1992 COMPARED WITH 1991

        Revenues. During 1992, the Company generated revenues of $184.2 million compared to revenues of $230.1 million in 1991. Revenues decreased $45.9 million, or 20%, as compared to the 1991 revenues. The decrease in revenues is primarily attributable to a decrease in active days worked. The Company's fleet achieved 14,553 active days during 1992 as compared to 19,055 active days in 1991 due primarily to a decline in demand for drilling services in the U.S. Gulf of Mexico. The decreased number of active days in 1992 was offset to a small degree by higher average dayrates for the same period. The average dayrate per active day in 1992 was $12,657 compared to $12,076 earned in 1991. This increase in dayrates was in part due to the Company moving four of its mobile offshore drilling units to Nigeria. Other contributing factors to lower overall revenues included decreased domestic land revenues from 1991 of $13.3 million, or 58%, a decrease in international land revenues from 1991 of $15.7 million, or 73%, and a decrease in engineering services revenues of $5.0 million.

        Operating Costs. Operating Costs were $135.3 million (73% of revenues) during 1992 compared to $179.5 million (78% of revenues) in 1991. The Company's 1992 Operating Costs decreased $44.2 million as compared to its 1991 Operating Costs.

        Depreciation and Amortization Expense. Depreciation and amortization expenses were $27.2 million in 1992 compared to $30.0 million in 1991.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses were $30.7 million in 1992 as compared to $32.7 million in 1991. The decline in selling, general and administrative expenses was $2.0 million from 1991 to 1992.

        Asset Write-downs. An asset write-down provision of $5.0 million was recorded during the fourth quarter of 1991 by Chiles. An additional asset write-down provision was recorded in 1992 by Chiles for $21.1 million during the second quarter in connection with management's evaluation of the Company's rig fleet net carrying values. The determining factors affecting these evaluations were the continued depressed conditions in the U.S. Gulf of Mexico and the effect that these conditions had on management's estimate of future dayrate, utilization rates, and stacking periods. See Note 1 of Notes to Consolidated Financial Statements for further discussion. In 1991, the Company recorded a provision for write-down of assets of $1.8 million which is included in other, net.



        Interest (Income) Expense. Interest expense, net of interest income, was $10.0 million in 1992 compared to net interest expense of $18.3 million in 1991. The decrease in net interest expense between 1992 and 1991 is primarily attributable to reductions in secured indebtedness during 1992 and lower interest rates on outstanding borrowings during 1992. See Note 5 of Notes to the Consolidated Financial Statements included elsewhere herein for further discussion.

        Provision for Income Taxes. Provisions for income taxes of $3.4 million and $2.4 million were recorded in 1992 and 1991, respectively, primarily related to the Company's operations in Nigeria and Venezuela. The increase in income tax expense of $1.0 million is primarily attributable to a wholly owned subsidiary of the Company mobilizing four of its mobile offshore drilling units to Nigeria late in 1991.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Noble Drilling Corporation:

We have audited the accompanying consolidated balance sheets of Noble Drilling Corporation (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1993. These financial statements reflect a restatement of the Company's previously reported amounts for the merger with Chiles Offshore Corporation ("Chiles"), see Note 1. These financial statements and schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Noble Drilling Corporation and subsidiaries (including Chiles) as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules included in this Form 8-K are presented for purposes of complying with the Securities and Exchange Commission's rules and are not a required part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.




                                               ARTHUR ANDERSEN LLP

Houston, Texas
September 15, 1994

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                  (In thousands, except par value amounts)



                                                                      December 31,
                                                            -------------------------------
                                                                1993              1992
                                                            -------------      ------------
                        ASSETS

CURRENT ASSETS
      Cash and cash equivalents........................     $      69,177      $     20,210
      Restricted cash..................................             1,793               857
      Investment in marketable securities..............            39,451            24,351
      Accounts receivable..............................            55,694            37,443
      Other current assets.............................            35,617            25,657
                                                            -------------      ------------
            Total current assets.......................           201,732           108,518
                                                            -------------      ------------
PROPERTY AND EQUIPMENT
      Drilling equipment and facilities................           765,807           600,100
      Other............................................            15,801            15,117
                                                            -------------      ------------
                                                                  781,608           615,217
      Accumulated depreciation.........................          (299,579)         (276,835)
                                                            -------------      ------------
                                                                  482,029           338,382
                                                            -------------      ------------
OTHER ASSETS...........................................            12,792             9,629
                                                            -------------      ------------
                                                            $     696,553      $    456,529
                                                            =============      ============

         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
      Short-term notes payable.........................     $                  $      2,449
      Current installments of long-term debt...........               546            24,748
      Accounts payable.................................            13,659             7,509
      Interest payable.................................             3,548             3,168
      Other current liabilities........................            33,444            27,651
                                                            -------------      ------------
            Total current liabilities                              51,197            65,525

LONG-TERM DEBT.........................................           127,144            87,280
OTHER LIABILITIES......................................             1,286             1,702
MINORITY INTEREST......................................               156               388
                                                            -------------      ------------
                                                                  179,783           154,895
                                                            -------------      ------------
SHAREHOLDERS' EQUITY
      $2.25 Preferred stock-par value $1; convertible;
        cumulative; redeemable and exchangeable at
        the option of the Company; aggregate
        liquidation preference of $74,750;
        15,000 shares authorized; 2,990 issued and
        outstanding....................................             2,990             2,990
      $1.50 Preferred stock-par value $1; convertible;
        cumulative; redeemable at option of the Company:
        aggregate liquidation preference of $100,625;
        15,000 shares authorized; 4,025 issued and
        outstanding in 1993 and none in 1992...........             4,025
      Common stock-par value $.10; 200,000 shares
        authorized; 76,371 issued and 76,121
        outstanding in 1993, 63,088 issued and 62,838
        outstanding in 1992............................             7,637             6,308
      Capital in excess of par value...................           583,110           388,453
      Cumulative translation adjustment................            (2,286)           (2,495)
      Retained deficit.................................           (76,956)          (91,872)
      Treasury stock, at cost..........................            (1,750)           (1,750)
                                                            -------------      ------------
                                                                  516,770           301,634
                                                            -------------      ------------
                                                            $     696,553      $    456,529
                                                            =============      ============


 See accompanying notes to the consolidated financial statements.

           NOBLE DRILLING CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
            (In thousands, except per share amounts)



                                                                             Year Ended December 31,
                                                                       -----------------------------------
                                                                         1993         1992         1991
                                                                       ---------    ---------    ---------
OPERATING REVENUES
     Contract drilling services..................................      $ 257,795    $ 175,610    $ 217,065
     Engineering and consulting services.........................          2,292        3,263        8,286
     Other revenue...............................................          4,444        5,293        4,800
                                                                       ---------    ---------    ---------
                                                                         264,531      184,166      230,151
                                                                       ---------    ---------    ---------

OPERATING COSTS AND EXPENSES
     Contract drilling services..................................        173,865      128,364      169,322
     Engineering and consulting services.........................          2,083        3,559        7,732
     Other expense...............................................          2,736        3,329        2,436
     Depreciation and amortization...............................         28,886       27,248       30,052
     Selling, general and administrative.........................         28,284       30,716       32,684
     Minority interest...........................................           (232)          89           78
     Restructuring charges/asset write-downs.....................                      21,120       11,134
                                                                       ---------    ---------    ---------
                                                                         235,622      214,425      253,438
                                                                       ---------    ---------    ---------

OPERATING INCOME (LOSS)...........................................        28,909      (30,259)     (23,287)

OTHER INCOME (EXPENSE)
     Interest expense............................................         (8,038)     (13,274)     (20,411)
     Interest income.............................................          2,497        3,276        2,155
     Other, net..................................................          1,047        3,675        4,786
                                                                       ---------    ---------    ---------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM..........................................         24,415      (36,582)     (36,757)

INCOME TAX PROVISION.............................................         (3,333)      (3,396)      (2,417)
                                                                       ---------    ---------    ---------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
     EXTRAORDINARY ITEM..........................................         21,082      (39,978)     (39,174)

DISCONTINUED OPERATIONS..........................................                      (3,372)      (1,815)
                                                                       ---------    ---------    ---------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM..........................         21,082      (43,350)     (40,989)

EXTRAORDINARY ITEM...............................................          1,770                     4,978
                                                                       ---------    ---------    ---------

NET INCOME (LOSS)................................................         22,852      (43,350)     (36,011)

PREFERRED STOCK DIVIDENDS........................................         (7,936)      (6,728)        (721)
                                                                       ---------    ---------    ---------

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES....................      $  14,916    $ (50,078)   $ (36,732)
                                                                       =========    =========    =========

INCOME (LOSS) APPLICABLE TO COMMON SHARES PER SHARE:
    Continuing operations before extraordinary item..............      $    0.20    $   (0.98)   $   (0.88)
    Discontinued operations......................................                       (0.07)       (0.04)
    Extraordinary item...........................................           0.02                      0.11
                                                                       ---------    ---------    ---------
NET INCOME (LOSS) APPLICABLE TO COMMON SHARES PER SHARE..........      $    0.22    $   (1.05)   $   (0.81)
                                                                       =========    =========    =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.......................         66,923       47,762       45,554


 See accompanying notes to the consolidated financial statements.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)



                                                                        Year Ended December 31,
                                                                   ----------------------------------
                                                                      1993        1992        1991
                                                                   ----------   ---------   ---------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
   Net income (loss)..........................................     $   22,852   $ (43,350)  $ (36,011)
   Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
        Depreciation and amortization.........................         28,886      27,248      30,052
        Asset write-downs.....................................                     21,120       6,791
        (Gain) loss on sale of assets.........................           (785)       (674)     (4,428)
        Extraordinary item....................................         (1,770)                 (4,978)
        Gain on foreign exchange..............................            (79)       (452)       (569)
        Minority interest.....................................           (232)         89          78
        Discontinued operations...............................                      3,098       3,519
        Deferred income tax provision.........................                                    201
        Restructuring charges.................................                                  6,134
        Accretion in unsecured debt...........................            254         296         258
        Other.................................................            205         707         231
        Changes in operating assets and liabilities:
            Accounts receivable...............................        (18,694)     12,158     (19,829)
            Deferred pension costs............................           (177)       (822)       (677)
            Other assets......................................         (7,378)        884      (3,511)
            Debt issuance costs...............................         (3,953)       (291)       (476)
            Accounts payable..................................          7,863      (9,281)      1,024
            Accrued stock appreciation rights.................           (126)          3      (1,085)
            Other liabilities.................................          7,932      (3,911)     16,203
                                                                   ----------   ---------   ---------
                                                                       34,798       6,822      (7,073)
                                                                   ----------   ---------   ---------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
   Purchase of property and equipment.........................        (20,259)     (7,891)    (60,121)
   Acquisition of Western rigs and related assets.............       (150,000)
   Proceeds from sale of property and equipment...............          1,712      11,394      48,120
   Discontinued items.........................................                      5,361
   Investment in marketable securities........................        (15,100)    (24,351)     (2,006)
   Reimbursable modifications in progress.....................                      3,421      (2,221)
   Investment in unconsolidated affiliate.....................           (983)     (2,455)
                                                                   ----------   ---------   ---------
                                                                     (184,630)    (14,521)    (16,228)
                                                                   ----------   ---------   ---------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
   Proceeds from long-term debt...............................        125,000                  21,600
   Payment of long-term debt..................................       (109,592)    (67,873)    (53,022)
   Dividends paid on preferred stock..........................         (7,936)     (6,728)       (721)
   Proceeds from issuance of common stock.....................         97,451      29,752       1,156
   Proceeds from issuance of preferred stock, net.............         96,500                  70,785
   Treasury stock.............................................                                 (1,750)
   Payment of short-term debt.................................         (2,449)       (712)     (2,149)
   (Increase) decrease in restricted cash.....................           (936)       (857)
   (Increase) decrease in other assets and liabilities........            116                     749
   Discontinued operations....................................                                    (58)
                                                                   ----------   ---------   ---------
                                                                      198,154     (46,418)     36,590
                                                                   ----------   ---------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.......................            645      (1,003)         13
                                                                   ----------   ---------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............         48,967     (55,120)     13,302
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD................         20,210      75,330      62,028
                                                                   ----------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD......................     $   69,177   $  20,210   $  75,330
                                                                   ==========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for:
        Interest..............................................     $    7,033   $  10,271   $  17,936
        Income taxes..........................................     $    2,123   $   1,250   $     997
  Noncash investing and financing activities:
        Rig purchase with common stock........................     $    5,725   $           $

  See accompanying notes to the consolidated financial statements.

                  NOBLE DRILLING CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (In thousands, except par value amounts)




                                        Preferred Stock      Common Stock       Capital in   Cumulative   Retained
                                        ---------------    ----------------     Excess of   Translation   Earnings   Treasury
                                        Shares   Amount    Shares    Amount     Par Value    Adjustment  (Deficit)     Stock
                                        ------   ------    ------    ------     ----------  -----------  ---------   --------
DECEMBER 31, 1990                                $         45,232    $ 4,499    $288,237     $  1,569    $ (4,970)   $
Net loss..............................                                                                    (36,011)
Issuance of stock:
     Sale of preferred stock..........    2,990    2,990                          67,795
     Exercise of stock options........                         34          3         140
     Contribution to benefit plans....                        148         15         769
     Exercise of warrants.............                        466         46         182
Treasury stock........................                                    25       1,725                              (1,750)
Stock appreciation rights cancelled...                                             1,101
Dividends on preferred stock..........                                                                       (721)
Translation adjustment................                                                         (1,185)
Accretion of put option...............                                                                        (92)
                                          -----  -------   ------    -------    --------     --------    --------    -------
DECEMBER 31, 1991                         2,990    2,990   45,880      4,588     359,949          384     (41,794)    (1,750)
Net loss..............................                                                                    (43,350)
Issuance of stock:
     Sale of common stock.............                     16,650      1,664      26,613
     Exercise of stock options........                        322         32         767
     Contribution to benefit plans....                        210         21         649
     Exercise of warrants.............                         34          3           3
Stock options granted at discount.....                                               472
Retirement of common stock............                         (8)
Dividends on preferred stock..........                                                                     (6,728)
Translation adjustment................                                                         (2,879)
                                          -----  -------   ------    -------    --------     --------    --------    -------
DECEMBER 31, 1992                         2,990    2,990   63,088      6,308     388,453       (2,495)    (91,872)    (1,750)
Net income............................                                                                     22,852
Issuance of stock:
     Sale of common stock.............                     12,041      1,204      93,705
     Sale of preferred stock..........    4,025    4,025                          92,475
     Purchase of Portal rigs..........                        626         63       5,662
     Exercise of stock options........                        486         49       2,047
     Contribution to benefit plans....                        130         13         560
Stock options granted at discount.....                                               208
Dividends on preferred stock..........                                                                     (7,936)
Translation adjustment................                                                            209
                                          -----  -------   ------    -------    --------     --------    --------    -------
DECEMBER 31, 1993                         7,015  $ 7,015   76,371    $ 7,637    $583,110     $ (2,286)   $(76,956)   $(1,750)
                                          =====  =======   ======    =======    ========     ========    ========    =======

  See accompanying notes to the consolidated financial statements.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

      Noble Drilling Corporation ("Noble Drilling" or, together with its consolidated subsidiaries, unless the context requires otherwise, the "Company") is primarily engaged in domestic and international contract oil and gas drilling and workover operations. On September 15, 1994, Chiles Offshore Corporation ("Chiles") merged with Noble Offshore Corporation ("NOC"), a subsidiary of Noble Drilling (the "Merger"). The Company's international operations are conducted in the United Kingdom, Africa (excluding Nigeria), the Far East, India, Canada, the Middle East and South America through its subsidiary, Noble Drilling International Inc., and in Nigeria through its subsidiaries, NOC and Noble Drilling (West Africa) Inc. (NDWA) and its subsidiaries. The Company's operations in Mexico are conducted through its subsidiaries, Noble Drilling International Inc. and Noble Drilling (Mexico) Inc. (NDMI). Noble Drilling International Inc., NDWA and NDMI, together with their subsidiaries, unless otherwise required by the context, are collectively referred to herein as "Noble International."

      On September 15, 1994, the Company completed the merger of Chiles into NOC, a wholly owned subsidiary of Noble Drilling. The merger was accounted for as a pooling of interests. The consolidated financial statements reflect the restatement of the Company's historical financial statements to reflect the merger of Chiles as a pooling of interests as of the beginning of the earliest year presented and will represent the Company's historical financial statements in the future. All Chiles common stock amounts are presented on an equivalent Noble common stock basis.

CONSOLIDATION

      The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, including Chiles, and the assets, liabilities and operations of NN-1 Limited Partnership, of which the Company is the general partner. The minority interest in NN-1 Limited Partnership is included in the balance sheet and the statement of operations as minority interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Effective during the quarter ended March 31, 1993, the Company's international subsidiaries began reporting their financial results on a current rather than a month-lag basis. This change resulted in the inclusion of the December 1992 operating results of such international subsidiaries in the operating results for the first quarter of 1993. Revenues and net income for this additional one-month period were $7,687,000 and $140,000, respectively, and are not considered material to the Company's overall results of operations.

      Certain reclassifications have been made in the 1992 and 1991 consolidated financial statements to conform to the classifications used in the 1993 consolidated financial statements. These reclassifications have no impact on net income or loss.

FOREIGN CURRENCY TRANSLATION

      The Company follows a translation policy in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. The U.S. dollar has been designated as the functional currency where appropriate, based on an evaluation of such factors as the markets in which the subsidiary operates, generation of cash flow, financing activities and intercompany arrangements. For other subsidiaries, such as in the case of the United Kingdom and Canada, the local currency is the functional currency. Assets and liabilities are translated at the rates of exchange on the balance sheet date. Income and expense items are translated at average rates of exchange. The resulting gains or losses arising from the translation of accounts from the functional currency to the

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



U.S. dollar are included as a separate component of shareholders' equity designated as cumulative translation adjustment. Gains (losses) from foreign currency exchange transactions are included in other income and consist of $(611,000) in 1993, $452,000 in 1992 and $569,000 in 1991.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include cash on hand, demand deposits with banks and all highly liquid investments with original maturities of three months or less.

      In accordance with Statement of Financial Accounting Standards No. 95, Statement of Cash Flows, cash flows from the Company's operations in the United Kingdom and Canada are calculated based on their functional currency. As a result, amounts related to assets and liabilities reported on the Consolidated Statements of Cash Flows will not necessarily agree to changes in the corresponding balances on the Consolidated Balance Sheets. The effect of exchange rates changes on cash balances held in foreign currencies is reported on a separate line below Cash provided by (used in) financing activities.

      Of the cash on hand at December 31, 1993 and 1992, approximately $1,793,000 and $857,000, respectively, was restricted as a result of exchange controls in certain foreign countries and cash collateral requirements for performance bonds and letters of credit.

INVESTMENT IN MARKETABLE SECURITIES

      Pursuant to the cash management policy implemented in 1992, the Company invests in marketable debt securities. These are carried at cost plus accrued interest and amortized premium, reduced by declines in market value which are judged to be other than temporary. At December 31, 1993, this amount approximated market value. On January 1, 1994, the Company adopted Statement of Financial Standards No. 115, Accounting for Certain Instruments in Debt and Equity Securities. The adoption of this statement did not have a material effect on the recorded balances of marketable debt and equity securities as of December 31, 1993.

INVESTMENT IN UNCONSOLIDATED AFFILIATES

      The Company uses the equity method to account for affiliates in which it does not have voting control.

INVENTORIES

      Inventories of spare parts, material and supplies held for consumption are stated principally at average cost.

PROPERTY AND EQUIPMENT

      Property and equipment is stated at cost, reduced by provisions to recognize economic impairment in value when management determines that such impairment has occurred. Drilling equipment and facilities are depreciated using the straight-line method over estimated remaining useful lives ranging from three to twenty-five years from the date of construction. In 1992, the Company changed the method by which it depreciated five offshore drilling units from the units-of-production method to the straight-line method. The cumulative effect of this change was insignificant. All other property and equipment is depreciated using the straight-line method over useful lives ranging from three to twenty years.

      Operations of certain offshore drilling rigs were adversely affected by the significant decline in U.S. Gulf of Mexico offshore oil and gas exploration activity which began in early 1991 and continued through July 1992. As of late 1991 and early 1992, management of Chiles believed that one of the rigs cold-stacked in the U.S. Gulf of Mexico would not recover its net carrying value through future utilization over its estimated remaining useful life. Accordingly, Chiles recorded a provision of $5.0 million to reduce the carrying value of this rig to its estimated recoverable value as of December 31, 1991.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



      During the second quarter of 1992, industry conditions continued to deteriorate in the U.S. Gulf of Mexico, with dayrates reaching levels that had not been seen since 1986. Accordingly, as of June 30, 1992, management of Chiles determined, based on its continuing review of the net asset carrying values of its rigs, that several additional rigs would not realize their net asset carrying values over their estimated remaining useful lives. Accordingly, Chiles recorded an additional provision of $21.1 million in the second quarter of 1992 to reduce the carrying value of its rig fleet in the U.S. Gulf of Mexico to their estimated recoverable values as of June 30, 1992.

      Maintenance and repairs on drilling equipment are charged to expense as incurred. Renewals and betterments are capitalized. Total maintenance and repair expense for the years ended December 31, 1993, 1992 and 1991 were approximately $25.9 million, $17.6 million, and $27.6 million, respectively. When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the gain or loss is recognized.

      The Company capitalizes interest applicable to the construction of drilling and other equipment. Interest of $1,054,000 was capitalized in 1991. No interest was capitalized in 1993 or 1992.

OTHER ASSETS

      In 1993, other assets include deferred debt issuance costs in connection with the October 7, 1993 issuance of debt securities (see Note 5). These charges totaled $4,015,000 and are being amortized over the life of the debt securities. The accumulated amortization at December 31, 1993 is $92,000. Also included in other assets are prepaid expenses related to the Company's pension plans (see Note 12).

REVENUE RECOGNITION

      Revenue from footage and turnkey drilling contracts is recognized on the percentage-of-completion method based on progress to date compared with the estimated number of days required to complete the contract. To the extent that estimated contract costs are in excess of anticipated contract revenues, the entire estimated loss is recognized in the current period. Revenue from daywork contracts is recognized as the work progresses.

CONCENTRATION OF CREDIT RISK

      The primary market for the Company's services is the offshore oil and gas industry, and the Company's customers consist primarily of major oil companies and independent oil and gas producers. The Company performs ongoing credit evaluations of its customers and generally does not require material collateral. The Company provides allowances for potential credit losses when necessary.

INCOME (LOSS) PER COMMON SHARE

      Income (loss) per share of common stock has been computed on the basis of the weighted average number of common shares and, where dilutive, common share equivalents, outstanding during the indicated periods, and includes the effect of accretion on the stock subject to put option for the periods that the put option was outstanding and preferred stock dividends (see Note 3). The calculation of income (loss) per share assuming full dilution was antidililutive; therefore, fully diluted earnings per share was not presented.

NOTE 2 - ACQUISITIONS

      The Company acquired nine mobile offshore jackup drilling rigs and associated assets (the "Western Acquisition") from The Western Company of North America ("Western") for $150,000,000 in cash on October 7, 1993. The Western Acquisition has been accounted for under the purchase method, and accordingly, the operating results have been included in the consolidated operating results since the date of acquisition. Assuming the Western Acquisition, the issuance of debt securities discussed in Note 5 and the issuance of common stock

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)


discussed in Note 3 had occurred on January 1, 1992, unaudited pro forma condensed consolidated results of operations would be as follows:



                                                                                YEAR ENDED DECEMBER 31,
                                                                        -------------------------------------
                                                                            1993                     1992
                                                                        -------------             -----------
                                                                         (UNAUDITED)              (UNAUDITED)
      Operating revenues  . . . . . . . . . . . . . . . . . .           $    304,812              $  239,780
      Net income (loss) applicable to common shares . . . . .           $      7,697              $  (57,906)
      Net income (loss) applicable to common shares per
       share  . . . . . . . . . . . . . . . . . . . . . . . .           $       0.10              $    (0.99)


      The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisition been in effect for the entire periods presented. In addition, the pro forma results are not intended to be a projection of future results from combined operations.

      On October 29, 1993, pursuant to a June 1993 agreement with Offshore Logistics, Inc. and Grasso Corporation ("Grasso"), a subsidiary of the Company acquired 1,026,674 shares of common stock of Grasso (approximately 27.5 percent of the outstanding common stock), together with certain warrants and options to purchase additional shares of common stock of Grasso, in consideration for a 50 percent interest in Seahawk Services Ltd., which was acquired by the Company in July 1992.

      Pursuant to an agreement dated August 20, 1993, the Company purchased two submersible offshore drilling rigs from Portal Rig Corporation ("Portal") for 626,410 shares of common stock (see Note 3) on October 25, 1993. The Company acquired the rigs subject to certain federal income tax "safe harbor leases" and a related preferred ship mortgage relating to a tax benefit transaction entered into in 1982 by a predecessor of Portal, and the Company will be indemnified by Portal for any potential liabilities as a result of this earlier tax benefit transaction.

      Pursuant to the terms of an Asset Purchase Agreement dated as of November 30, 1990 between the Company and Transworld Drilling Company ("Transworld"), a wholly owned subsidiary of Kerr-McGee Corporation, the Company purchased substantially all the assets of Transworld on January 11, 1991. The purchase price of $75,000,000 consisted of $5,000,000 in cash and $70,000,000 in a note, which was subsequently amended. On October 14, 1993, this note was prepaid in full (see Note 5). The purchased assets consisted of twelve mobile offshore drilling units (five jackup and seven submersible rigs), all machinery, equipment and spare parts inventory related to such rigs, the leasehold and fee interests in real property owned by Transworld, certain intangible assets, and drilling and other contracts related to the rigs. Noble Properties, Inc. acquired title to the real property located in Lafayette, Louisiana, consisting of approximately 1.6 acres and an office building, which the Company uses as offices for its Gulf Coast Marine Division.

NOTE 3 - SHAREHOLDERS' EQUITY

      On October 25, 1993, the Company issued 626,410 shares of common stock to purchase two rigs from Portal as discussed in Note 2. The shares were issued to Portal pursuant to a private placement, and the Company does not have an obligation to register the resale of the shares under the Securities Act of 1933, as amended.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



      Chiles completed a public offering of $1.50 Convertible Preferred Stock on October 21, 1993 with the sale and issuance to the public of 4,025,000 shares by Chiles at $25.00 per share. Net proceeds to Chiles were approximately $96.5 million, after underwriting discounts and issuance costs. Chiles utilized approximately $45.2 million of these proceeds to retire all of the Chiles outstanding long-term indebtedness, including principal and interest, during the fourth quarter of 1993. In the Merger, this series of preferred stock was converted into and exchanged for an equivalent number of shares of Noble Drilling preferred stock having substantially the same rights, privileges, preferences and voting power as the Chiles preferred stock. Holders of this preferred stock are entitled to receive, when, as and if declared by the Board of Directors, out of the funds of Chiles legally available therefore, annual cash dividends at the rate of $1.50 per share, payable quarterly. Dividends on this preferred stock are cumulative from the date of original issuance.

      On October 7, 1993, the Company issued and sold 12,041,000 shares of common stock in an underwritten public offering (the "Stock Offering"). The shares of common stock were sold for $8.375 per share. This resulted in net proceeds of $94,909,000, after deducting underwriting discounts, commissions and other related costs. The net proceeds of the Stock Offering together with the proceeds from an issuance of debt securities (see Note 5) were used to purchase the nine jackup rigs and related assets discussed previously in Note 2, and prepay a promissory note discussed in Note 5, with the balance of the proceeds, approximately $26 million, being available for general corporate use.

      Chiles completed a public offering of its common stock on November
20, and December 16, 1992 with the sale and issuance of 16,650,000 shares by Chiles. This offering was made concurrently with the restructuring of Chiles' secured debt facilities. Net proceeds to Chiles were approximately $28.3 million from the sale of common stock, of which $17.3 million was used to reduce debt. The remaining $11.0 million of net proceeds provided additional working capital to be used for general corporate purposes.

      On November 21 and December 2, 1991, the Company issued and sold 2,600,000 and 390,000 shares, respectively, of a new series of $2.25 Convertible Exchangeable Preferred Stock (liquidation preference $25.00 per share), par value $1.00 per share, of the Company in an underwritten stock offering. The shares of preferred stock were sold to the underwriters at the price of $24.00 per share, reflecting an underwriting discount of $1.00 per share. Holders of the preferred stock are entitled to receive cash dividends at an annual rate of $2.25 per share, when and if declared by the Board of Directors, and such dividends are cumulative. Each share of preferred stock is convertible, at the option of the holder, into 5.41946 shares of common stock (subject to adjustment in certain circumstances). The preferred stock is not redeemable prior to December 31, 1994. The preferred stock will otherwise be redeemable at the option of the Company, in whole or in part, at $26.575 per share if redeemed prior to December 31, 1995, and at prices decreasing ratably annually to $25.00 per share on and after December 31, 2001, plus accrued and unpaid dividends to the redemption date. The preferred stock is also exchangeable, in whole but not in part, at the option of the Company on any dividend payment date beginning December 31, 1993 for the Company's 9% Convertible Subordinated Debentures due 2016 (the "Debentures") at a rate of $25.00 principal amount of Debentures for each share of preferred stock. The Debentures contain conversion and optional redemption provisions similar to those of the preferred stock, and are subject to a mandatory annual sinking fund redemption of 5% of the amount of Debentures initially issued, commencing on December 31, 2002 (or the first December 31 following their issuance, if later).

      In connection with an acquisition in 1988, the Company granted to the sellers an option to sell back to the Company up to an aggregate of 2,000,000 shares of Noble Drilling's common stock and series B convertible preferred stock at varying prices at varying dates. In August 1990, 1,750,000 shares of the series B convertible preferred stock were exchanged with the Company for 1,750,000 shares of common stock. On November 10, 1991, the sellers exercised their rights under the put option, and the Company purchased an aggregate of 250,000 shares of common stock at a price of $7.00 per share.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



NOTE 4 - RESTRUCTURING CHARGES AND DISCONTINUED OPERATIONS

      The results for 1991 include restructuring charges of $6,134,000, of which $5,634,000 relates to the Company's decision to close its Mid-Continent and Rocky Mountain divisions. Of this $5,634,000, $1,366,000 related to severance costs for personnel, $1,300,000 related to rig moves and stacking and $2,968,000 related to writedowns of rigs. The remaining $500,000 related to the consolidation of the Company's New Orleans and Lafayette offices. During 1992, all amounts accrued were expended.

      The results for 1991 reflect the Company's decision to sell its oil and gas properties. The completion of the sale occurred during 1992 with total proceeds of approximately $5,705,000. The results of oil and gas operations and losses incurred on the sale are reflected as Discontinued Oil and Gas Operations in the consolidated statements of operations.

NOTE 5 - LONG-TERM DEBT

      On October 15, 1993, Chiles prepaid its $4.6 million unsecured zero coupon note due in 1997 at its discounted value as of September 30, 1993. No gain or loss was recognized as a result of this transaction. As discussed further in Note 3, Chiles completed an offering of its preferred stock on October 21, 1993. Approximately $45.2 million of the net proceeds were used to retire all of Chiles' remaining outstanding long-term indebtedness, including principal and interest.

      On October 14, 1993, the promissory note to Transworld was prepaid in full with proceeds from the Public Offerings (as defined below). The terms of the note provided that interest did not accrue from September 1, 1991 through December 31, 1992, after which date interest on the unpaid principal amount accrued at a fixed rate of 7.5 percent per annum. The Company had accrued interest on the note at 4.9 percent for all periods, which was the imputed rate based on the revised note terms. An extraordinary gain of $1,770,000 for extinguishment of debt was recognized (see Note 11) from the prepayment of the note, representing excess accrued interest.

      On October 7, 1993, in connection with the Western Acquisition and the Stock Offering, the Company issued $125,000,000 principal amount of 9 1/4% Senior Notes Due 2003 ("Senior Notes") (the Stock Offering and the issuance of Senior Notes are collectively referred to as the "Public Offerings"). The Senior Notes will mature on October 1, 2003. Interest on the Senior Notes is payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1994. The Senior Notes are redeemable at the option of the Company, in whole or in part, on or after October 1, 1998 at 103.47 percent of principal amount, declining ratably to par on or after October 1, 2001, plus accrued interest. Mandatory sinking fund payments of 25 percent of the original principal amount of the Senior Notes at par plus accrued interest will be required on October 1, 2001 and October 1, 2002. The indenture governing the Senior Notes contains certain restrictive covenants, including limitations on additional indebtedness and the ability to secure such indebtedness, restriction on dividends and certain investments and limitations on sales of assets, sales and leaseback, transactions with affiliates, and merger or consolidation.

      In connection with the initial construction of the NN-1, the predecessor of NN-1 Limited Partnership issued U.S. Government Guaranteed Ship Financing Sinking Fund Bonds, of which $2,586,000 principal amount was outstanding at December 31, 1993. The bonds are secured by the vessel, and the applicable security agreement contains certain restrictions, among others, on distributions of partners, dispositions of assets and services to related parties. In addition, there are minimum working capital, net worth and long-term debt to net worth requirements applicable to NN-1 Limited Partnership. The Company's sharing percentage in NN-1 Limited Partnership's distribution from operations is generally 90 percent.

      As more fully discussed below, Chiles restructured its loan agreements with its two primary bank lenders in November 1992 in connection with the offering of Chiles' common stock discussed in Note 3. Immediately prior to the restructuring, Chiles owed one of its lenders $51.8 million under a then existing credit facility which had been originated in 1989 (with various amendments during 1990 and 1991) and which bore interest rates ranging from between LIBOR + 1 1/2% to LIBOR +2 1/2%. Chiles' other primary bank lending arrangement, which had been

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



originated in 1990-1991, had an outstanding balance of $12.5 million immediately prior to the restructuring and bore interest at rates ranging from LIBOR + 1 3/4% to LIBOR + 1 7/8%.

      In September 1992, Chiles reached preliminary agreements with its two secured lenders regarding the reduction and rescheduling of its secured debt obligations. Such agreements with both secured lenders were finalized and closed concurrently with the successful completion of Chiles' stock offering in November 1992. Approximately $17.3 million of the offering proceeds were used to make payments to its two secured lenders to reduce its indebtedness from $51.8 million and $12.5 million to $39.0 million and $8.0 million, respectively.

      Under the terms of the debt restructuring, Chiles was required to make quarterly principal payments totaling $3.3 million in 1993 and 1994, $8.0 million in 1995 and 1996 and $24.5 million in 1997. The loans bore interest at LIBOR for interest periods of one, three, or six months (with a maximum of three one-month periods in any 12-month period), as selected by Chiles, plus 2 1/2% per annum. Interest was payable quarterly. All but one of the Chiles' rigs was pledged as security to the secured lenders.

      The Company and its wholly owned subsidiary, NDWA, were parties to a secured loan agreement (the Project Loan Agreement) with US WEST Financial Services, Inc. dated as of October 31, 1990, as amended, pursuant to which NDWA borrowed $52,500,000 for the purpose of financing, in part, the equipping, refurbishment and mobilization to Nigeria of four offshore drilling rigs: the NN-1, which is majority owned through NN-1 Limited Partnership, the Gene Rosser, the Lewis Dugger and the Chuck Syring. On July 2, 1993, the final installment of $6,562,000 plus accrued interest was paid in accordance with the
terms of the Project Loan Agreement.   Interest was charged under the Project
Loan Agreement at the fixed rate of 11.12 percent per annum.

      Annual maturities of long-term debt are $546,000 in 1994 through 1997, $506,000 in 1998 and $125,000,000 thereafter.

      The following table summarizes the Company's long-term debt:

                                                                                           DECEMBER 31,
                                                                                  -----------------------------
                                                                                      1993              1992
                                                                                  ----------         ----------
9 1/4% Senior Notes Due 2003, interest payable each April 1 and
  October 1, with mandatory sinking fund payments of 25
  percent of original principal amount on October 1, 2001 and
  October 1, 2002                                                                 $  125,000         $
U.S. Government Guaranteed Ship Financing Sinking Fund Bonds
  with interest at 8.65% to 8.95% maturing serially from 1991 to 1998                  2,586              3,106
Financial institution loan with interest at 11.12% due in quarterly
  installments                                                                                           19,688
Transworld note with no interest through December 31, 1992, thereafter
  at 7.5%                                                                                                38,565
Note payable to a bank, variable interest rate (6.25% at December 31,
  1992), secured by the first preferred ship mortgage on 11 of the
  Company's rigs in 1992                                                                                 39,000
Notes payable to a bank, variable interest rate (6.25% at December 1,
  1992), secured by the first preferred ship mortgage on two of the
  Company's rigs in 1992                                                                                  8,000
Note payable to an investor, non-interest-bearing, unsecured, face amount $4,560 discounted at 15%, principal and interest, due December
  22, 1997                                                                                                2,275
Line of credit with interest at LIBOR plus 1.25%                                                          1,264
Other                                                                                    104                130
                                                                                  ----------         ----------
                                                                                     127,690            112,028
Less - Current Installments                                                          (   546)           (24,748)
                                                                                  ----------         ----------
                                                                                  $  127,144         $   87,280
                                                                                  ==========         ==========

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



NOTE 6 - CREDIT FACILITIES

      At December 31, 1993, the Company's international subsidiaries had available credit facilities aggregating $9,583,000, as described below, of which $1,983,000 related to letter of credit facilities and $7,600,000, subject to certain limitations, related to lines and letters of credit. At that date, $1,083,000 had been utilized to support outstanding letters of credit, of which $400,000 is secured by the Company's lines of credit. Amounts available under such facilities were $1,300,000 to support letters of credit and $5,682,000 in lines of credit. No amounts were drawn under the lines of credit at December 31, 1993. No lines of credit were available at December 31, 1993 in the United States.

      At December 31, 1993, the Company had issued certain stand-by and commercial letters of credit aggregating $937,000, which were collateralized by cash of the Company.

NOTE 7 - STOCK OPTIONS

EMPLOYEE STOCK OPTION PLANS

      1991 STOCK OPTION PLAN

      The Company's 1991 Stock Option and Restricted Stock Plan (the "1991 Plan") was adopted by the Board of Directors in January 1991 and approved by shareholders in April 1991. The Company's two other employee stock option plans, adopted in 1985 and 1987, were amended in connection with the adoption of the 1991 Plan to provide that no further grants would be made under those plans after April 25, 1991; however, all options outstanding at that date ("Pre-1991 Options") remained in effect in accordance with their respective terms.

      Under the 1991 Plan, a maximum of 1,900,000 shares of the Company's common stock may be subject to grants of options or awards of restricted stock to participants, who are selected from regular salaried officers or other employees of the Company. Options may be either incentive options or nonqualified options, and may be with or without stock appreciation rights ("SARs"). The option price under the 1991 Plan may not be less than 100 percent of the fair market value of the common stock at the time of grant, in the case of an incentive option, and may not be less than 50 percent of the fair market value of the common stock at the time of grant, in the case of a nonqualified option. All Pre-1991 Options were granted at an option price of at least 100 percent of the fair market value of the common stock at the time of grant. The exercise of either the tandem SAR or the option serves to cancel the other. At December 31, 1993, 1,044,437 shares were available for grant under the 1991 Plan. See Note 16.

The following is a summary of option transactions under the plans:

                                                                               YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------
                                                                            1993                      1992
                                                                        ------------              ----------
      Outstanding, beginning of year  . . . . . . . . . . . . . . . .      1,586,034               2,020,693
      Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . .        290,000                 403,250
      Canceled  . . . . . . . . . . . . . . . . . . . . . . . . . . .       (169,880)               (495,042)
      Exercised (at per share prices ranging from  $2.50 to $7.69). .       (393,537)               (342,867)
                                                                        ------------              ----------
      Outstanding, end of year (at per share prices
        ranging from $1.72 to $7.69 in 1993)  . . . . . . . . . . . .      1,312,617               1,586,034
                                                                        ============              ==========
      Exercisable, end of year (at per share prices
        ranging from $2.50 to $7.69 in 1993)  . . . . . . . . . . . .        703,042                 986,309
                                                                        ============              ==========

      Of the options for 290,000 shares granted under the 1991 Plan in February 1993, 145,000 become exercisable at February 10, 1994 at $4.69 per share and 145,000 February 10, 1995 at $4.69 per share.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



      1990 STOCK OPTION PLAN

      Effective June 10, 1993, the Board of Directors of Chiles approved an amendment to Chiles' Amended and Restated 1990 Stock Option Plan, pursuant to which a maximum aggregate of 697,750 shares of Common Stock had been reserved for grant to officers, directors, and employees. The amendment approved increased the number of maximum shares for grant from 697,750 to 1,500,000. Options are granted at not less than market value on the date of grant. The grant of options is made by the Compensation Committee of the Board of Directors at its sole discretion.

      Following is a summary of option transactions during 1992 and 1993 under the amended Chiles' nonqualified stock option plan:

                                                                                NUMBER OF             OPTION
                                                                                 SHARES               PRICES
                                                                                --------           -------------
       Options outstanding at January 1, 1992  . . . . . . .
          Granted  . . . . . . . . . . . . . . . . . . . . .                     404,250                    2.59
                                                                                --------
       Options outstanding at December 31, 1992  . . . . . .                     404,250
          Granted  . . . . . . . . . . . . . . . . . . . . .                     473,100            5.33 to 7.33
          Canceled . . . . . . . . . . . . . . . . . . . . .                    (60,900)            2.59 to 7.33
          Exercised  . . . . . . . . . . . . . . . . . . . .                     (8,400)                    2.59
                                                                                --------
       Options outstanding at December 31, 1993  . . . . . .                     808,050           $2.59 to 7.33
                                                                                ========
          Exercisable at December 31, 1993 . . . . . . . . .                      78,825
          Reserved for future options  . . . . . . . . . . .                     308,550

      See Note 16.

OTHER STOCK OPTIONS

      In addition to the above, during 1987, options to purchase a total of 300,000 shares of Noble Drilling's common stock at $2.50 per share were granted to certain non-employee directors of the Company pursuant to stock option agreements which were approved by shareholders at the 1988 annual meeting. These options were granted with stock appreciation rights. Of these, stock appreciation rights on 40,000 shares were exercised during 1990, and options to purchase 160,000 shares were outstanding and exercisable at December 31, 1993.

      In 1993, the shareholders approved the 1992 Nonqualified Stock Option
Plan for Non-Employee Directors (the "1992 Option Plan"). Under the 1992 Option Plan, non-employee directors received a one-time grant of an option to purchase 10,000 shares of common stock, and thereafter, after each annual meeting of shareholders of the Company, receive an annual grant of an option to purchase 3,500 shares of common stock. The options are granted at fair market value on the grant date and are exercisable from time to time over a period commencing one year from the grant date and ending on the expiration of ten years from the grant date, unless terminated sooner as described in the 1992 Option Plan.

SEVERANCE AGREEMENTS

      During 1993, Chiles entered into severance agreements with its officers and certain managerial employees, including Chiles' rig management personnel. These agreements provide for severance payments equal to between six months and two years of such person's annual salary in the event they are terminated after a change in control of Chiles.

NOTE 8 - INCOME TAXES

      The Company follows Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under SFAS 109, the tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



      SFAS 109 provides in part that a deferred tax asset shall be evaluated for realization based on a more likely than not criteria using a valuation allowance. The Company's valuation allowance at January 1, 1993 and December 31, 1993 was $37,998,000 and $25,562,000, respectively.

      Amounts of deferred tax assets and liabilities are as follows at:

                                                                                       DECEMBER 31,
                                                                                       ------------
                                                                               1993                    1992
                                                                             --------               ----------
      Deferred tax asset, net of valuation
        allowance of $25,562 in 1993 and $37,998 in 1992  . . . .            $ 35,927               $   25,649

      Deferred tax liability  . . . . . . . . . . . . . . . . . .             (35,927)                 (25,649)
                                                                             --------               ----------
      Net, total  . . . . . . . . . . . . . . . . . . . . . . . .            $                      $
                                                                             ========               ==========

      The components of and changes in the net deferred taxes were as follows:

                                                                            DEFERRED
                                                     JANUARY 1,              EXPENSE          DECEMBER  31,
                                                        1993                (BENEFIT)             1993
                                                     ----------             ---------         -------------
  Deferred tax assets:
   Domestic
   Net operating loss carryforwards   . . . . . . .   $ 54,445              $  1,231            $  55,676
   Other    . . . . . . . . . . . . . . . . . . . .                              246                  246
   Tax basis of assets in excess of book basis. . .      3,484                (2,789)                 695
   Investment tax credit carryforward   . . . . . .      1,457                                      1,457

  International

   Tax basis of assets in excess of book basis. . .      1,577                  (326)               1,251
   Other    . . . . . . . . . . . . . . . . . . . .                            1,022                1,022
   Net operating loss carryforward  . . . . . . . .      2,684                (1,542)               1,142
                                                      --------              --------            ---------
  Total . . . . . . . . . . . . . . . . . . . . . .     63,647                (2,158)              61,489
  Valuation Allowance . . . . . . . . . . . . . . .    (37,998)               12,436              (25,562)
                                                      --------              --------            ---------
  Net Deferred Tax Assets . . . . . . . . . . . . .   $ 25,649              $ 10,278            $  35,927
                                                      ========              ========            =========

  Deferred tax liabilities:
   Domestic
   Excess of net book basis over
    remaining tax basis   . . . . . . . . . . . . .   $(23,707)             $(10,998)           $ (34,705)

  International
   Excess of net book basis over tax basis  . . . .                           (1,222)              (1,222)
   Deferred Canadian
     exchange gains   . . . . . . . . . . . . . . .     (1,942)                1,942
                                                      --------              --------            ---------
  Deferred tax liabilities  . . . . . . . . . . . .   $(25,649)             $(10,278)           $ (35,927)
                                                      ========              ========            =========

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)

Income (loss) from continuing operations before income taxes and extraordinary items consists of the following:

                                                                       YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------
                                                         1993                  1992                 1991
                                                       --------              --------             --------
Domestic  . . . . . . . . . . . . . . . . . .          $ 16,948              $(53,513)           $ (39,388)
International . . . . . . . . . . . . . . . .             7,467                16,931                2,631
                                                       --------             ---------            ---------
                    Total . . . . . . . . . .          $ 24,415             $ (36,582)           $ (36,757)
                                                       ========             =========            =========

      The income tax provision consisted of the following:

                                                                       YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------
                                                         1993                  1992                 1991
                                                       --------              --------             --------
Current - Domestic  . . . . . . . . . . . . .          $    205
Current - International . . . . . . . . . . .             3,128              $ 3,396              $ 2,216
Deferred - International  . . . . . . . . . .                                                         201
                                                       --------              -------              -------
                 Total  . . . . . . . . . . .          $  3,333              $ 3,396              $ 2,417
                                                       ========              =======              =======

      A reconciliation of Federal statutory and effective income tax rates is shown below:

                                                                       YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------
                                                         1993                  1992                 1991
                                                       --------              --------             --------
      Statutory rate  . . . . . . . . . . . . . . . .     34.9%                  34.0%                34.0%
      Effect of:
        U.S. operating losses generating no current
          tax benefit . . . . . . . . . . . . . . . .                           (40.0)               (36.5)
        U.S. operating loss carryforward benefit  . .    (23.6)
      Canadian operating loss carryforward benefit. .     (2.2)
      International tax rates which are different
        than the U.S. rate  . . . . . . . . . . . . .      3.7                   (3.3)                (3.5)
      Alternative minimum tax . . . . . . . . . . . .       .8
      Other, net    . . . . . . . . . . . . . . . . .                                                  (.6)
                                                       -------                -------             --------
      Effective rate  . . . . . . . . . . . . . . . .     13.6%                  (9.3)%               (6.6)%
                                                       =======                =======             ========

      The Company had available at December 31, 1993, unused investment tax credits, which may be used to offset future U.S. taxes payable, of approximately $1,457,000 expiring in various years from 1998 to 2001. Substantially all of this amount represents the Company's allocated share of the consolidated investment tax credit carryforward of Noble Affiliates, Inc. ("NAI"). Taxable income or loss from the Company's operations through September 30, 1985 was included in the consolidated tax returns of NAI. The Company became a separate U.S. taxpayer as of October 1, 1985. Amendments or other adjustments to the current or prior consolidated tax returns of NAI may reduce the carryforward available to the Company. In addition, the Company has net operating loss carryforwards ("NOLs") for tax purposes of approximately $161.1 million at December 31, 1993 which expire in the years 2001 through 2007.

      If a corporation undergoes an "ownership change" within the meaning of section 382 of the Internal Revenue Code of 1986, as amended, section 382 limits the corporation's right to use its then existing NOLs (and certain other tax attributes) during each future year to a percentage of the fair market value of such corporation's stock immediately before the ownership change (the "Section 382 Limitation"). In general, there is an "ownership change" under section 382 if over a three-year period certain shareholders increase their percentage ownership of a corporation by more than 50 percent. To the extent the amount of the NOLs existing at the time of an ownership change that are used in any subsequent year is less than the annual Section 382 Limitation, the otherwise available Section 382 Limitation is correspondingly increased for future years. An ownership change for purposes of Section 382

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)


took place on November 10, 1988. The annual Section 382 Limitation is approximately $7,656,000. The cumulative Section 382 Limitation, which pertains only to losses incurred prior to November 10, 1988, is approximately $28,407,000 as of December 31, 1993. See Note 16.

        Applicable U.S. income and foreign withholding taxes have not been provided on undistributed earnings of the Company's international subsidiaries. Any withholding taxes ultimately paid may be recoverable as foreign tax credits in the United States. Management does not intend to repatriate such undistributed earnings for the foreseeable future except for distributions upon which incremental income taxes would not be material. Any withholding taxes ultimately paid may be recoverable as foreign tax credits in the United
States.

NOTE 9 - RELATED PARTY TRANSACTIONS

      The Company has performed contract drilling services for certain related parties. Revenue earned both internationally and domestically from related parties was $780,000 and $2,068,000 in the years ended December 31, 1993 and 1991, respectively. There was no revenue earned from related parties in 1992.

      An officer of Chiles entered into a note payable with Chiles in the original amount of $110,000. Effective October 1, 1992, the Board of Directors of Chiles approved the forgiveness of 20 percent of this debt each January 1, commencing January 1, 1993, subject to the officer's continued employment with Chiles on such dates. Pursuant to this arrangement, Chiles forgave $22,000 of this indebtedness on each January 1, 1993 and 1994.


NOTE 10 - ADDITIONAL BALANCE SHEET AND STATEMENT OF OPERATIONS
INFORMATION

      A summary of accounts receivable is shown below:


                                                                     DECEMBER 31,
                                                            ------------------------------
                                                               1993              1992
                                                            -----------        -----------
Trade                                                       $    56,391        $    37,493
Allowance for doubtful accounts                                    (697)               (50)
                                                            -----------        -----------
                                                            $    55,694        $    37,443
                                                            ===========        ===========

      Other current assets include the following:

                                                                     DECEMBER 31,
                                                            ------------------------------
                                                               1993              1992
                                                            -----------        -----------
Inventories                                                 $     9,999        $    4,908
Prepaid expense                                                   6,624             4,279
Accrued revenue                                                   9,726            10,438
Other                                                             9,268             6,032
                                                            -----------        ----------
                                                            $    35,617        $   25,657
                                                            ===========        ==========

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



      Other current liabilities include the following:

                                                                     DECEMBER 31,
                                                            ------------------------------
                                                               1993              1992
                                                            -----------        -----------
Accrued worker's compensation accrual                       $    4,133         $   3,660
Accrued payroll and benefits                                     7,231             6,232
Accrued income taxes                                             3,875             1,455
Accrued taxes, other                                             2,347               334
Accrued interest                                                 2,974             3,168
Deferred revenue                                                   475             2,155
Other                                                           12,409            10,647
                                                            ----------         ---------
                                                            $   33,444         $  27,651
                                                            ==========         =========


      Rent expense was $1,297,000, $1,848,000 and $1,951,000 for 1993, 1992 and
1991, respectively.

      Stock appreciation rights benefits of $126,000, $0 and $1,085,000 in 1993, 1992 and 1991, respectively, are included in selling, general and administrative expenses.

      Other income (expense) - other, net includes the following:

                                                                     YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------
                                                           1993                1992            1991
                                                         --------           ---------        --------
Nonoperating asset write-downs                           $                  $                $ (1,791)
Gain on sale of property, plant and equipment                 737                993              757
Settlement for abandoned equipment                                                              3,423
Foreign currency exchange                                    (611)               452              569
Sale of scrap equipment                                        70                244              960
Insurance refund                                                                                  318
Gain on sale of investment                                                       261
Realized gain on marketable securities                        272                656
Other                                                         579              1,069              550
                                                         --------           --------         --------
                                                         $  1,047           $  3,675         $  4,786
                                                         ========           ========         ========

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



      Nonoperating asset write-downs of $786,000 on an office building in Tulsa and $1,005,000 on a maintenance facility in Oklahoma City are included in 1991.

      Insurance settlement for abandoned equipment consists of a gain of $3,423,000 on a contractual settlement with an operator in the amount of $5,400,000 in respect of a rig abandoned in Somalia in 1991.

NOTE 11 - EXTRAORDINARY ITEMS

      The Company prepaid the promissory note to Transworld in the fourth quarter of 1993 with proceeds from the Public Offerings (see Notes 3 and 5). This prepayment resulted in an extraordinary gain from extinguishment of debt of $1,770,000 ($0.02 per common share), representing excess accrued interest.

      Due to conditions of civil unrest in Somalia in December 1990, Company personnel were forced to abandoned certain logistics and drilling equipment. In 1991, the Company accepted an offer for settlement from its insurance underwriters in the amount of $5,600,000 for deprivation with respect only to certain logistics equipment. Accordingly, net loss for 1991 includes an extraordinary gain of $4,978,000 ($0.11 per common share) attributable to this settlement.

NOTE 12 - EMPLOYEE BENEFIT PLANS

PENSION PLANS

      The Company has a noncontributory defined benefit plan which covers substantially all salaried employees and a noncontributory defined benefit pension plan which covers certain field employees. The benefits from these plans are based primarily on years of service and employees' compensation near retirement. The Company's funding policy is consistent with funding requirements of applicable laws and regulations. The assets of these plans consist of cash, municipal bonds and corporate equity securities.

      Noble U.K. maintains a pension plan which covers all of its salaried, nonunion employees. Benefits are based on credited service and the average of the highest three years of qualified salary within the past ten years of participation. The assets of the plan consists of shares of the Newton Exempt Fund, which consists of approximately 83 percent equity securities, 14 percent fixed income investments and 3 percent cash at December 31, 1993.

      Pension cost includes the following components:

                                                            Year Ended December 31,
                                 -----------------------------------------------------------------------------
                                           1993                      1992                       1991
                                 ------------------------  -------------------------   -----------------------
                                 International   Domestic  International    Domestic   International  Domestic
                                 -------------   --------  -------------    --------   -------------  --------
Service costs (benefits earned
  during the year)                 $      563   $     535     $     572     $     537     $    737    $     301
Interest cost on projected
  benefit obligations                     549       1,534           563         1,456          479        1,233
Actual return on assets                  (597)     (2,506)         (631)       (1,065)        (498)      (2,784)
Amortization of net gain at
  January 1                                12         563            (4)       (1,075)          14          726
Settlement, curtailment and
  termination gain                                                               (327)
                                     --------    --------      --------     ---------     --------    ---------
Net pension (credit) expense         $    527    $    126      $    500     $    (474)    $    732    $    (524)
                                     ========    ========      ========     ==========    ========    =========

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



      The funded status of the plans is as follows:

                                                             December 31,
                                       ------------------------------------------------------
                                                   1993                         1992
                                       --------------------------     -----------------------
                                       International     Domestic     International  Domestic
                                       -------------     --------     -------------  --------
Actuarial present value of benefit
    obligations
        Vested benefits                   $  (6,473)     $ (19,996)    $  (6,040)    $ (17,004)
        Nonvested benefits                                    (552)                       (533)
                                          ---------      ---------     ---------     ---------
        Accumulated benefits                 (6,473)       (20,548)       (6,040)      (17,537)
        Effect of projected future
            compensation levels              (1,054)        (1,474)         (123)       (1,201)
                                          ---------      ---------     ---------     ---------
Projected benefits                           (7,527)       (22,022)       (6,163)      (18,738)
Plan assets at fair value                     8,078         21,390         5,876        19,946
                                          ---------      ---------     ---------     ---------
Plan assets in excess (shortfall) of
  projected benefit obligations                 551           (632)         (287)        1,208
Unrecognized net gain (loss)                 (1,392)         7,011          (570)        5,319
Unrecognized prior service cost                                139                         146
Unrecognized transition obligation
  (assets)                                      128         (2,422)          140        (2,877)
Additional liability                                        (1,034)                       (497)
                                          ---------      ---------     ---------     ---------
Prepaid asset (accrued liability)         $    (713)     $   3,062     $    (717)    $   3,299
                                          =========      =========     =========     =========

      The Company revised the discount rates and salary scale assumptions during 1993. The effect of the changes of the assumptions did not impact the net accrued liability for the international plan or the net prepaid asset for the domestic plan.

      The projected benefit obligations for the international and domestic plans were determined using an assumed discount rate of 8% and 7.25%, respectively in 1993, 9.25% and 8%, respectively in 1992 and 9.25% and 9.0%, respectively, in 1991. Assumed long-term rate of return on international plan assets was 8.75%, 10% and 10% in 1993, 1992 and 1991, respectively. Assumed long-term rate of return on domestic plan assets was 9% in each of the years presented. The projected benefit obligations for the international and domestic plans assume a compensation increase of 5.75% and 6% per annum, respectively.

OTHER BENEFIT PLANS

      The Company presently sponsors medical and other plans for the benefit of its employees. The cost of maintaining these plans aggregated $3,793,000, $4,092,000 and $6,390,000 in 1993, 1992 and 1991, respectively.

POSTRETIREMENT BENEFITS

      In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This standard requires that the cost of postretirement benefits, such as health care and life insurance, be accrued during the employees' active service periods to the date the employee attains full eligibility for these benefits. The Company's policy provides that the cost of these benefits be reimbursed by the retired participants. Accordingly, there was no accumulated postretirement obligation at the date the new standard was adopted (retroactive to January 1, 1992) and no ongoing obligation.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



NOTE 13 - COMMITMENTS, CONTINGENCIES AND OBLIGATIONS


      At December 31, 1993, the Company had certain noncancelable long-term leases, principally for office space and facilities, with various expiration dates. Future minimum rentals under such leases aggregate $1,134,000 for 1994, $869,000 for 1995, $685,000 for 1996, $687,000 for 1997, $646,000 for 1998 and
$2,823,000 thereafter.

      In November 1991, Chiles sold the semi-submersible offshore drilling and production rig INTREPID to Braspetro Oil Services Company (Brasoil), a subsidiary of Petrobras, the Brazilian national oil company. The terms of this sale required Brasoil to pay Chiles $28.5 million in cash and required Chiles to enter into a fixed price modification and upgrade contract with Brasoil (Petrobras Contract) to enhance the rig's capabilities as an offshore production platform. Chiles delivered the modified rig to Brasoil on September 25, 1992. Except for management fees of $1.6 million and $300,000 earned in 1992 and 1991, respectively, during the performance of the Petrobras Contract offset by $500,000 of commissions paid and charged against earnings during 1991, Chiles has recognized no significant gain or loss as a result of this project. In accordance with the Petrobras Contract, Brasoil has audited the costs of two change orders made at Brasoil's request during the rig modification. Chiles billed and collected from Brasoil $2.4 million related to these two change orders. The Company does not believe that the outcome of these negotiations by Brasoil will have a significant impact on Chiles' financial position or results of operations.

       In connection with the Petrobras Contract and other matters related to the INTREPID, Chiles entered into an agreement to pay brokerage and advisory fees of $3.0 million in addition to the $2.0 million in fees paid at the time of the rig sale. To date, Chiles has paid $300,000 pursuant to this agreement. Chiles believes that the other party to this agreement has failed to provide the agreed to advisory services and that, because of such non-performance, it owes no additional fees under the contract. During the second quarter of 1993, Chiles received a demand for payment of all unpaid fees from the broker, which Chiles denied. Management believes that this request and any potential future claims for payment are without merit and is prepared to defend vigorously any claim or other actions. Management further believes that the Company will incur no material adverse effect on its financial position or results of operations as a result of this matter.

      In May 1992, four former employees brought an action against Chiles alleging Chiles failed to compensate employees for time spent on certain self study programs, pretour meetings and training activities. This suit is a collective action pursuant to Section 16(b) of the Fair Labor Standards Act. In February 1993, 257 potential plaintiffs filed a motion for consent to participate in the action which motion was approved by the court. Chiles has been notified by an additional ten potential plaintiffs who may seek to join their action or pursue their related claims separately. Although this suit remains in the discovery process, management intends to vigorously defend this action and believes that the outcome of this action will not have any material adverse effect on the financial position or results of operations of the Company.

      The Company is a defendant in certain other claims and litigation arising out of operations in the normal course of business. In the opinion of management, uninsured losses, if any, will not be material to the Company's financial position or results of operations.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



NOTE 14 - INTERIM FINANCIAL DATA

      Unaudited interim financial information for the years ended December 31, 1993 and 1992 is as follows:

                                                        QUARTER ENDED,
                                 ---------------------------------------------------------
                                  MARCH 31        JUNE 30      SEPTEMBER 30    DECEMBER 31
                                 ----------      ----------    ------------    -----------
1993
Operating revenues               $   65,323      $   54,467     $   63,431      $   81,310
Operating income                      2,258           5,457          6,462          14,732
Income (loss) applicable to
  common shares:
    Continuing operations(1)         (2,015)          1,205          4,303           9,653
    Extraordinary item                                                               1,770
    Net income (loss)(1)             (2,015)          1,205          4,303          11,423
Income (loss) applicable to
  common shares per share:
    Continuing operations(1)     $    (0.03)     $     0.02     $     0.07      $     0.13
    Extraordinary item                                                                0.02
    Net income (loss)(1)              (0.03)           0.02           0.07            0.15
1992
Operating revenues               $   48,167      $   43,771     $   43,540      $   48,688
Operating income (loss)              (3,750)        (24,590)        (2,148)            229
Income (loss) applicable to
  common shares:
    Continuing operations(1)         (8,414)        (28,084)        (5,752)         (4,517)
    Discontinued operations         (2,835)            211           (247)           (440)
    Net loss(1)                     (11,249)        (27,783)        (5,999)         (4,957)
Loss applicable to common
  shares per share:
    Continuing operations(1)     $    (0.18)     $    (0.61)    $    (0.13)     $    (0.08)
    Discontinued operations           (0.06)                                         (0.01)
    Net loss(1)                       (0.24)          (0.61)         (0.13)          (0.09)

(1) After deducting preferred stock dividends.

NOTE 15 - GEOGRAPHICAL INFORMATION

                                                       YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------
                                               1993             1992               1991
                                             ----------       ----------       -----------
Operating revenues
  Domestic                                   $  125,505       $   50,458       $   115,031
  International
    United Kingdom                               40,036           41,617            49,736
    Canada                                       19,141            3,230            11,090
    Far East                                        440            2,411             6,950
    East Africa                                                                      1,848
    India                                         4,093            4,655             3,063
    Nigeria                                      58,630           80,217            40,020
    Middle East                                     684            1,049             1,705
    Mexico                                       10,503
    Venezuela                                     3,736
    Zaire                                         1,763
    Other                                                            529               708
                                             ----------       ----------       -----------
      Total                                  $  264,531       $  184,166       $   230,151
                                             ==========       ==========       ===========

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)

                                                       YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------
                                               1993             1992               1991
                                             ----------       ----------       -----------
Operating income (loss)
  Domestic                                   $  20,057        $ (49,842)       $  (29,342)
  International
    United Kingdom                              1,486              (234)              480
    Canada                                        363            (1,463)             (428)
    Far East                                     (223)             (574)           (1,110)
    East Africa                                                                       842
    India                                        (116)              875               240
    Nigeria                                       734            20,132             5,598
    Middle East                                   328               466              (202)
    Mexico                                      5,316
    Venezuela                                     832
    Zaire                                         400
    Other                                        (268)              381               635
                                             --------         ---------        ----------
      Total                                  $ 28,909         $ (30,259)       $  (23,287)
                                             ========         =========        ==========

                                                             DECEMBER 31,
                                             ---------------------------------------------
                                               1993             1992               1991
                                             ----------       ----------       -----------
Identifiable assets
  Domestic                                   $  393,525       $  236,021       $  262,330
  International
    United Kingdom                              13,394            11,568           14,467
    Canada                                       8,416             6,726           13,640
    Far East                                       825             2,889           11,143
    East Africa                                    205               486           11,025
    India                                       16,422            17,595           19,052
    Nigeria                                    140,542           179,798          224,413
    Middle East                                    201               191            1,125
    Mexico                                      36,999
    Venezuela                                   64,025
    Zaire                                       21,602
    Other                                          397             1,255            3,792
                                             ---------        ----------       ----------
      Total                                  $ 696,553        $  456,529       $  560,987
                                             =========        ==========       ==========

Major customers are those that individually account for more than 10 percent of the Company's total operating revenues. The following table shows percentage of operating revenues for major customers during 1993, 1992 and 1991:

                                               1993           1992         1991
                                               ----           ----         ----
Customer A                                     17 %            28%          21%
Customer B                                     13 %            12%

NOTE 16 - SUBSEQUENT EVENTS

      On January 19, 1994, the Company signed a letter of intent for the acquisition of all the outstanding common stock of Triton Engineering Services Company ("Triton"). On April 22, 1994, the acquisition of Triton was consummated and accounted for under the purchase method of accounting.

                 NOBLE DRILLING CORPORATION AND SUBSIDIARIES

         (DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE
                     AMOUNTS, UNLESS OTHERWISE INDICATED)



      During March 1994, Chiles received notice from the lessee of a bareboat charter arrangement, which Chiles entered into in April 1993, that it was exercising its option to purchase the Gulfwind for $10.0 million in cash. Chiles completed the sale during the second quarter of 1994. Upon completion of the sale, Chiles realized a gain of approximately $8.0 million for financial reporting purposes.

      On September 15, 1994, the Company completed the merger of Chiles with and into its wholly owned subsidiary, NOC. The merger was approved by the respective common stockholders of Noble Drilling and Chiles at separate stockholder meetings held on September 15, 1994. In addition, the following items were also approved at the Noble Drilling stockholder meeting (i) number of authorized shares of Noble Drilling common stock was increased from 75,000,000 shares to 200,000,000 shares and (ii) the Noble Drilling 1991 Stock Option and Restricted Stock Plan was amended to increase the number of shares of Noble Drilling common stock available for issuance from 1,900,000 shares to 5,200,000 shares. In connection with the Merger, all outstanding Chiles common stock options granted under the 1990 Plan were cancelled and exchanged for an aggregate of 480,000 shares of Noble Drilling common stock.

      As discussed in Note 8, the Company has NOLs of approximately $161.1 million at December 31, 1993, a portion of which is subject to an annual
Section 382 limitation of $7,656,000 due to a 1988 ownership change. As a result of the Merger, the Company believes that another ownership change with respect to both Noble Drilling and Chiles may have occurred. The resulting
Section 382 limitation may limit the Company's ability to use the Noble Drilling and Chiles NOLs in future years, although the effect, if any, of such limitation will depend on the Company's profitability in future years. The Company does not believe that any Section 382 limitation resulting from the Merger or from any prior ownership changes will have a material adverse effect on the Company's ability to utilize its net deferred tax assets.

                                   SCHEDULE V

                  NOBLE DRILLING CORPORATION AND SUBSIDIARIES

                         PROPERTY, PLANT AND EQUIPMENT

                           (IN THOUSANDS OF DOLLARS)


                                            BALANCE AT                                                             BALANCE
                                            BEGINNING      ADDITIONS,                 TRANSLATION                   AT END
          CLASSIFICATION                     OF YEAR        AT COST     RETIREMENTS   ADJUSTMENTS     OTHER        OF YEAR
          --------------                    ----------     ----------   -----------   -----------     -----        -------
YEAR ENDED
DECEMBER 31, 1993 (1)

Drilling equipment and facilities            $600,100       $172,417     $ (6,246)      $  (464)     $             $765,807
Other machinery and equipment                   3,271            407          (68)          (38)                      3,572
Buildings, leasehold improvements
   and furniture and fixtures                   9,100            677         (235)          (40)                      9,502
Land and improvements                           2,746                                       (19)                      2,727
                                             --------       --------     --------       -------      --------      --------
                                             $615,217       $173,501     $ (6,549)      $  (561)     $             $781,608
                                             ========       ========     ========       =======      ========      ========

YEAR ENDED
DECEMBER 31, 1992

Drilling equipment and facilities            $621,767       $  5,297     $ (4,336)      $(1,508)     $(21,120)(2)  $600,100
Other machinery and equipment                   3,610            474         (972)         (144)                      2,968
Buildings, leasehold improvements
   and furniture and fixtures                  11,006            226       (1,566)         (263)                      9,403
Land and improvements                           3,071                        (213)         (112)                      2,746
                                             --------       --------     --------       -------      --------      --------
                                             $639,454       $  5,997     $ (7,087)      $(2,027)     $(21,120)     $615,217
                                             ========       ========     ========       =======      ========      ========

YEAR ENDED
DECEMBER 31, 1991

Drilling equipment and facilities            $560,528       $125,264     $(58,747)(3)   $  (278)     $ (5,000)(4)  $621,767
Other machinery and equipment                   1,640          2,022           (3)          (49)                      3,610
Buildings, leasehold improvements
   and furniture and fixtures                   9,424          2,514         (843)          (89)                     11,006
Land and improvements                           3,597            186         (691)          (21)                      3,071
                                             --------       --------     --------       -------      --------      --------
                                             $575,189       $129,986     $(60,284)      $  (437)     $ (5,000)     $639,454
                                             ========       ========     ========       =======      ========      ========


- - --------------------
(1) Certain reclassifications have been made in the 1992 consolidated financial statements to conform to the classifications used in the 1993 consolidated financial statements.

(2) Chiles recorded a provision of $21,120 to reduce the carrying value of several of its rigs to their net realizable value as of June 30, 1992.

(3) During 1991, Chiles sold three jackup drilling rigs and its only semi-submersible drilling rig.

(4) Chiles recorded a provision of $5,000 to reduce the carrying value of one of its rigs to its estimated realizable value as of December 31, 1991.

                                  SCHEDULE VI

                  NOBLE DRILLING CORPORATION AND SUBSIDIARIES

    ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION OF PROPERTY, PLANT
                                 AND EQUIPMENT

                           (IN THOUSANDS OF DOLLARS)


                                           BALANCE AT                                        BALANCE
                                           BEGINNING   ADDITIONS,               TRANSLATION  AT END
           CLASSIFICATION                   OF YEAR     AT COST    RETIREMENTS  ADJUSTMENTS  OF YEAR
           --------------                  ----------  ----------  -----------  -----------  -------
YEAR ENDED
DECEMBER 31, 1993 (1)

Drilling equipment and facilities            $272,254    $26,823      $(5,147)      $(137)   $293,793
Other machinery and equipment                   1,453        590         (336)         (4)      1,703
Buildings, leasehold improvements
   and furniture and fixtures                   2,890      1,031          (79)        (14)      3,828
Land and improvements                             238         17                                  255
                                             --------    -------      -------       -----    --------
                                             $276,835    $28,461      $(5,562)      $(155)   $299,579
                                             ========    =======      =======       =====    ========

YEAR ENDED
DECEMBER 31, 1992

Drilling equipment and facilities            $250,666    $24,811      $(2,526)      $(671)   $272,280
Other machinery and equipment                   1,105        619         (327)        (58)      1,339
Buildings, leasehold improvements
   and furniture and fixtures                   3,177        778         (917)        (60)      2,978
Land and improvements                             324         20         (106)                    238
                                             --------    -------      -------       -----    --------
                                             $255,272    $26,228      $(3,876)      $(789)   $276,835
                                             ========    =======      =======       =====    ========

YEAR ENDED
DECEMBER 31, 1991

Drilling equipment and facilities            $227,374    $28,564      $(5,193)       $(79)   $250,666
Other machinery and equipment                     550        569           (1)        (13)      1,105
Buildings, leasehold improvements
   and furniture and fixtures                   3,100         93           (3)        (13)      3,177
Land and improvements                             290         34                                  324
                                             --------    -------      -------       -----    --------
                                             $231,314    $29,260      $(5,197)      $(105)   $255,272
                                             ========    =======      =======       =====    ========


- - --------------------
(1) Certain reclassifications have been made in the 1992 consolidated financial statements to conform to the classifications used in the 1993 consolidated financial statements.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

        c)   Exhibit
             -------

       10.1 1991 Stock Option and Restricted Stock Plan (as amended and restated through September 15, 1994).

                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  December 8, 1994           NOBLE DRILLING CORPORATION



                                  By:/s/ Byron L. Welliver
                                     Byron L. Welliver, Senior Vice
                                     President-Finance, Treasurer and Controller

                              INDEX TO EXHIBITS


 Exhibit
 Number                                      Exhibit
_________                                    _______

   10.1 1991 Stock Option and Restricted Stock Plan (as amended and restated through September 15, 1994).